Exhibit 99.1

Press Release of the Registrant
dated
December 2, 2002

Press Release

CERRITOS, California—IMPCO Technologies, Inc. (Nasdaq: IMCO) today announced that it is changing its fiscal year end from April 30 to December 31, thereby aligning its fiscal year with the calendar year. The change will be effective on December 31, 2002.

By moving to a December 31 year end, the company will align its financial reporting with the majority of publicly-held corporations in the U.S. The move will also align the company’s reporting periods with those of its peer group, making financial comparisons easier for those who follow the company closely.

The company expects to file its regularly scheduled quarterly report on Form 10-Q with the Securities and Exchange Commission in December 2002, and to file a transitional Annual Report on Form 10-K on or before the March 31, 2003 due date for such reports.

About IMPCO Technologies, Inc.

The company designs, manufacturers, markets and applies products and systems that allow on and off-highway engines to run on environmentally friendly, clean-burning gaseous fuels. Headquartered in Cerritos, California, the company has a research and development facility in Kent, Washington and has sales and product support offices in Australia, China, Europe, India, Japan and North and South America. Our Internet website is located at http://www.impco.ws, and readers should note that, except to the extent specifically provided therein, the contents of our Internet website are not incorporated into this press release or into any report filed with the Securities and Exchange Commission. For information about the company please contact Dale Rasmussen, Senior Vice President, at (206) 315-8252. This press release contains forward-looking statements. The company wishes to caution readers that the assumptions which form the basis for the forward-looking statements include many factors that are beyond the company’s ability to control or estimate precisely. Those factors include, but are not limited to, the company’s ability timely to file reports under the Securities Exchange Act owing to the availability of the required financial and operational data, other factors that impact management’s attention and capacity, and other matters beyond the company’s control. The company’s financial and operational performance are subject to a number of other risks, including the following: changes in the price and demand for its product; the impact of changes in state and federal legislation and regulation on the company; the effects of competition, particularly in markets where prices and providers historically have been regulated; financial market conditions; and other risks described in our documents on file with the Securities and Exchange Commission.